EXHIBIT 10.2


                       GENERAL MILLS, INC.

        STOCK OPTION AND LONG-TERM INCENTIVE PLAN OF 1984

               As Amended Through June 27, 1994



                       GENERAL MILLS, INC.

  STOCK OPTION AND LONG-TERM INCENTIVE PLAN OF 1984, AS AMENDED


 1.   ADMINISTRATION OF THE PLAN

      The Stock Option and Long-Term Incentive Plan of 1984 (the "Plan") shall be administered by the Compensation Committee (the "Committee") as from time to time appointed by the Board of Directors (the "Board") from members of the Board in accordance with the Certificate of Incorporation of General Mills, Inc. (the "Corporation"). Subject to such authority being granted to the Committee by the Board, the Committee shall have full power and authority in the name of and on behalf of the Corporation to construe and interpret the Plan and the terms and conditions thereof, and to adopt such rules and regulations for carrying out the purpose of the Plan as it deems appropriate. Decisions of the Board and/or Committee shall be final, conclusive and binding upon all parties, including the Corporation, the stockholders and the optionees.


 2.   PURPOSE OF THE PLAN

      The purpose of this Plan is to attract and retain strong management employees by rewarding certain officers and key employees of the Corporation and its subsidiaries who are primarily responsible for the management, growth and sound development of the business of the Corporation.


 3.   COMMON STOCK SUBJECT TO THE PLAN

      The shares of Common Stock to be issued upon the exercise of a Stock Option shall be made available at the discretion of the Board (or as such discretion may be delegated to the Committee) from the authorized but unissued Common Stock of the Corporation, from shares of Common Stock held in the treasury of the Corporation, or from shares purchased on the open market or otherwise.

      Subject to the provisions of the next succeeding paragraph, the aggregate number of shares for which Stock Options may be granted under this Plan shall not exceed 2,000,000 shares, the aggregate number of shares for which Stock Options may be granted in each fiscal year of the Corporation under this Plan shall not exceed 750,000 shares, and the aggregate number of shares for which Stock Options may be granted to any one employee under this Plan shall not exceed 36,000 shares in any fiscal year nor exceed 90,000 shares in total. If, prior to September 30, 1988, a Stock Option granted under this Plan shall have terminated without having been exercised in full (except where Non-Qualified Stock Options are terminated as a result of a withdrawal from an optionee's Performance Unit Account), the unpurchased shares shall (unless this Plan shall have terminated) become available for Stock Options to other employees. No Stock Options may be granted under the Plan after September 30, 1988.

      The number of shares for which Stock Options may be granted (in the aggregate, in any fiscal year, and as to any individual), the number of shares subject to outstanding Stock Options, and the price per share to be paid upon the exercise of outstanding Stock Options shall be appropriately adjusted by the Committee in the event that (i) the number of outstanding shares of Common Stock of the Corporation shall be changed by reason of split-ups, combinations or reclassifications of shares, or (ii) any stock dividends are distributed to the holders of Common Stock of the Corporation, or (iii) the Common Stock of the Corporation is converted into or exchanged for other shares as a result of any merger or consolidation (including a sale of assets) or other recapitalization.


 4.   STOCK OPTION PRICE

      The purchase price under each Stock Option shall be determined by the Committee, but shall not be less than one hundred percent of the fair market value of the shares of Common Stock of the Corporation subject to such Stock Option on the date the Stock Option is granted. The fair market value shall be determined in accordance with procedures established by the Committee.


 5.   STOCK OPTION TERM AND TYPE

      Stock Options may be granted for such terms as may be determined by the Committee, but must expire no later than the date the optionee leaves the employment of the Corporation, subject to the provisions of Sections 14 and 15 hereof; provided, that Stock Options may not be granted for a term exceeding ten (10) years and one (1) month.

      The Committee shall determine whether stock option grants will be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code or Incentive Stock Options governed by Section 422A of the Internal Revenue Code.


 6.   INCENTIVE STOCK OPTIONS

      No optionee may be granted an Incentive Stock Option in any calendar year to purchase more than $100,000 of stock of the Corporation (determined by the fair market value of the Corporation's Common Stock on the date of grant) provided, that one-half of any unused portion of such amount may be carried over for Incentive Stock Option grants to such participant in any of the three succeeding years.


 7.   PERFORMANCE UNITS

      At the time of the granting of Non-Qualified Stock Options, the Corporation may grant corresponding Performance Units to the optionee, up to a number of Performance Units equal to the number of shares covered by the option.

      In each fiscal year of the Corporation in which Performance Units may be granted, the Committee shall establish goals for (i) the compound growth in earnings per share ("EPS") for the Corporation over three fiscal years (the "Performance Period"), and (ii) the after-tax return on average stockholder equity ("ROE") for the Corporation for the final fiscal year of the Performance Period. The Committee shall specify the Performance Unit values to be earned at various actual rates of EPS growth and ROE. "EPS" shall mean the Corporation's earnings from continuing operations per common share and common share equivalent (before extraordinary items) as reported in the Corporation's financial statements included in the Corporation's annual report for the final fiscal year of the Performance Period. The compound growth rate in EPS shall be calculated by comparing the EPS for the final fiscal year of the Performance Period and the EPS for the fiscal year immediately preceding the Performance Period. "ROE" shall mean the Corporation's after-tax earnings, divided by its average equity, which is the sum of beginning and ending total stockholders' equity for such fiscal year divided by two. EPS and ROE shall be subject to such adjustments as may be determined by the Committee. An optionee shall have no vested right to the value of a Performance Unit until the end of the Performance Period.

      A Performance Unit Account shall be established for each optionee for each fiscal year in which Performance Unit grants are made under the Plan. The value of the Performance Units when determined shall be credited to the optionee's Performance Unit Account, and such amount shall thereafter earn interest at an annual rate determined by the Committee; provided, that such interest rate shall not exceed two-thirds of the Corporation's return on average capital structure, defined as earnings after-tax plus after-tax interest expense, divided by average capital structure. "Average capital structure" is the sum of beginning and ending stockholders' equity and interest bearing obligations, both current and long-term, divided by two.
      The optionee's Performance Unit Account shall be credited with such interest at the end of each fiscal quarter of the Corporation until (i) the amounts in the Performance Unit Account are withdrawn by the optionee, or (ii) the corresponding Non-Qualified Stock Options have been exercised, and the value of such exercise (in accordance with Section 13 hereof) has equaled or exceeded the amount in the optionee's Performance Unit Account; provided, that no interest shall be paid beyond the term of the corresponding Non-Qualified Stock Option.

      Performance Units may be granted for fiscal years commencing May 28, 1984, and thereafter until September 30, 1988. Accruals of the Performance Units (but not the accumulating interest) shall be charged annually against the Corporation's profit sharing fund established in accordance with the resolution approved by the shareholders in 1933, as amended in 1953 and 1968.


 8.   ELIGIBILITY OF OPTIONEES

      Only persons who are officers or key employees of the Corporation or a subsidiary shall be eligible to receive Stock Options and Performance Units under this Plan. Directors who are also active employees are eligible. Neither the members of the Committee nor any member of the Board who is not an active employee shall be eligible to receive Stock Options or Performance Units under this Plan.

      Subject to the terms, limitations, provisions and conditions of the Plan, the Committee shall: (i) select the employees to be granted Stock Options; (ii) determine whether Stock Option grants will be Non-Qualified Stock Options or Incentive Stock Options; (iii) determine the number of shares covered by each Stock Option, subject to the limit on the number of shares specified in Section 3 hereof that may be granted to any one person; (iv) determine whether Performance Units shall be granted with a Non-Qualified Stock Option; (v) determine the time or times when Stock Option grants will be made; (vi) determine the option price of the shares subject to each Stock Option; (vii) determine the time when each Stock Option may be exercised;
      (viii) determine whether any of the shares issued in respect of any Stock Option are to be restricted in any manner;
      (ix) determine if any corresponding deposit of stock is required, specifying the terms and conditions of such deposit and any forfeiture of rights in the event of failure to make or maintain such deposit; and (x) prescribe the form, which shall be consistent with this Plan, of the instruments evidencing any Stock Option or Performance Unit granted under this Plan.


 9.   NON-TRANSFERABILITY OF STOCK OPTIONS AND PERFORMANCE
      UNITS

      No Stock Option or Performance Unit granted under this Plan shall be transferable by the optionee otherwise than by the optionee's Last Will and Testament or by the laws of descent and distribution, and such Stock Option shall be exercised and amounts in the Performance Unit Account withdrawn during the optionee's lifetime only by the optionee.


 10.  EXERCISE OF STOCK OPTIONS

      Except as provided in Sections 14, and 15, each Stock Option granted under this Plan may be exercised only after one year of continued employment with the Corporation or a subsidiary (as defined in section 425(f) of the Internal Revenue Code) immediately following the date the Stock Option is granted and only during the continuance of the optionee's employment with the Corporation or such subsidiary, and may be exercised, subject to such overall limitations, only in such annual installments, which shall be cumulative, as may be determined by the Committee at the time of grant.

      Subject to the provision of this Section 10, each Non-Qualified Stock Option may be exercised in whole or, from time to time, in part with respect to the number of shares as to which it is then exercisable in any sequence desired by the optionee without regard to the date of grant of other Stock Options. No Incentive Stock Option shall be exercisable by the optionee while there is outstanding, within the meaning of section 422A(c)(7) of the Internal Revenue Code, any Incentive Stock Option previously granted to such optionee to purchase stock in the Corporation.

      A person exercising a Stock Option shall give written notice to the Corporation at its main executive offices of such exercise and of the number of shares the optionee has elected to purchase, and shall at the time of purchase tender the full purchase price of the shares the optionee has elected to purchase. Until the optionee has made such payment and has had issued in the optionee's name a certificate or certificates for the shares so purchased, the optionee shall possess no stockholder rights with respect to any such shares.

      Subject to any applicable rule or regulation adopted by the Committee, payment of such purchase price shall be made to the Corporation (i) in cash (including check, draft or money order made payable to the order of the Corporation); (ii) through the delivery of shares of Common Stock owned by the optionee; or (iii) by a combination of (i) and (ii) above. The Common Stock so delivered shall have a value for determining payment equal to the mean of the high and low price of shares of the Common Stock on the New York Stock Exchange on the date of exercise.

      Upon the exercise of a Stock Option, the Corporation may, in its discretion, retain all or a portion of the shares until such time as the optionee delivers cash, a check, or a draft or money order to the Corporation in an amount equal to all Federal or State withholding taxes required to be collected by the Corporation.

      Notwithstanding the foregoing, to the extent permitted by law and pursuant to such rules as the Committee may adopt, an optionee may authorize the Corporation to satisfy any such withholding requirement by directing the Corporation to withhold from any shares to be issued, such number of shares as shall be sufficient to satisfy the withholding obligation.


 11.  EXERCISE OF STOCK OPTIONS IN CERTAIN EVENTS

      Each outstanding Stock Option shall, except as provided in the following clauses, become immediately and fully exercisable if (i) any person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes, directly or indirectly, the beneficial owner of twenty percent (20%) or more of the shares of the Corporation entitled to vote for the election of directors;
      (ii) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation just prior to such event shall cease to constitute a majority of the Corporation's Board of Directors; or
      (iii) the stockholders of the Corporation approve an agreement providing for a transaction in which the Corporation will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Corporation occurs.

      If any of the foregoing events specified in clauses (i),
      (ii), or (iii) above occur, each outstanding Stock Option shall be exercisable in full for a period of six months following the date of occurrence of such event, and after such period the normal provisions of the Plan pertaining to vesting of Stock Options shall govern, or in the event any optionee is terminated as an employee of the Corporation or a subsidiary within two years of any of the events specified in the foregoing clauses, any outstanding Stock Options at the date of termination shall immediately vest and become exercisable for a period of three months, provided, however, that no Stock Option may become exercisable as a result of such acceleration within one year of the date of its grant.


 12.  WITHDRAWAL OF AMOUNTS IN PERFORMANCE UNIT ACCOUNTS

      The amount in an optionee's Performance Unit Account (plus accrued interest) may be withdrawn only after the completion of the Performance Period, provided the optionee has remained in the employment of the Corporation for such time period except as provided in Sections 14 and 15 hereof.

      An optionee may thereafter withdraw amounts, which shall be paid in cash, from the optionee's Performance Unit Account, without regard to the date of the grant of the Performance Units. An optionee withdrawing an amount from a Performance Unit Account shall give written notice of such intent to withdraw to the Corporation at its main executive offices.

      For withdrawals related to Stock Options granted before July 27, 1987, an optionee may give notice of a withdrawal only during a period commencing with the beginning of the third business day following the date of release by the Corporation of quarterly or annual summary statements of sales and earnings, and ending on the close of business on the twelfth business day following such date.

      For withdrawals related to Stock Options granted on or after July 27, 1987 or withdrawals made pursuant to Sections 14 and 15, an optionee may give notice of a withdrawal on any business day of the executive offices of the Corporation.

      Subject to the approval of the Committee and any applicable rule or regulation adopted by the Committee, an optionee may elect to defer receipt until January 4, 1988 of any and all cash withdrawals from his Performance Unit Account which the optionee may make during calendar year 1987 in accordance with the preceding paragraph by executing and filing a deferred distribution agreement (in the form as provided by the Corporation) with the Corporation. No further interest on any such unpaid amounts shall accrue after the date of receipt by the Corporation of the notice of an intended withdrawal in accordance with the second paragraph of this
      Section 12.

      If a withdrawal from an optionee's Performance Unit Account relating to Performance Units granted prior to July 27, 1987 results in less than twenty percent (20%) of the original number of such optionee's corresponding Non-Qualified Stock Options remaining outstanding, such optionee shall be required to withdraw at the same time the full amount in his Performance Unit Account, including accrued interest, corresponding to such Non-Qualified Stock Options.


 13.  PERFORMANCE UNITS AND CORRESPONDING NON-QUALIFIED STOCK
      OPTIONS

      Upon a withdrawal from an optionee's Performance Unit Account, the corresponding Non-Qualified Stock Options shall terminate as to a number of shares of which the "appreciated value" is equal to the amount withdrawn from the Performance Unit Account. In the event the "appreciated value" equals a fractional number of shares, the corresponding Non-Qualified Stock Options shall terminate as to the next lower whole number of shares. "Appreciated value" means the excess of the fair market value of the Common Stock over the option price.

      Upon the exercise of a Non-Qualified Stock Option, the optionee's corresponding Performance Unit Account shall be decreased by the "appreciated value" on the date of such exercise. However, neither of the preceding conditions relating to the withdrawal from a Performance Unit Account nor the exercise of a Non-Qualified Stock Option shall be a limit to such withdrawal or exercise in the event either exceeds the value of the other.

      In the event a Non-Qualified Stock Option is exercised prior to the completion of the Performance Period, the amount of the "appreciated value" for the options exercised shall be deducted at the end of the Performance Period from the optionee's Performance Unit Account.

      For Performance Units granted on or after July 27, 1987, upon a withdrawal from an optionee's Performance Unit Account consisting of any or all such Performance Units and accrued interest thereon, the corresponding Non-Qualified Stock Options shall terminate on a "one-for-one" basis.
      Upon the exercise of Non-Qualified Stock Options granted on or after July 27, 1987, the optionee's corresponding Performance Unit Account shall be decreased on a "one-for-one" basis by the value of the Performance Units, including accrued interest, on the date of such exercise.
      In the event Non-Qualified Stock Options granted on or after July 27, 1987 are exercised prior to the completion of the Performance Period, the corresponding Performance Units shall not be valued and shall lapse on a "one-for-one" basis as of the date of such exercise.


 14.  TERMINATION OF EMPLOYMENT

      If an optionee ceases to be an employee of the Corporation or a subsidiary, the optionee's Stock Options and right to withdraw amounts in the Performance Unit Account shall terminate after three (3) months, and all Performance Units granted but not valued at the termination of employment shall expire on the date of termination; provided that if the optionee's employment with the Corporation or a subsidiary, other than the employment of an optionee subject to Section 16 of the Securities Exchange Act of 1934, is terminated for the convenience of the Corporation, as determined by the Committee, and, at the time of termination the sum of the optionee's age and service with the Corporation equals or exceeds 70, the Committee, in its sole discretion, may permit any Stock Option previously granted to any such optionee under the Plan to be exercised to the full extent that such Stock Option could have been exercised by such optionee immediately prior to the optionee's termination and may permit such Stock Option to remain exercisable until the earlier of (i) five years after the date of termination or (ii) the expiration of the Stock Option in accordance with its original term.
      Notwithstanding the foregoing, (i) if the cessation of employment is due to the optionee's death, the Stock Options may be exercised or amounts in the Performance Unit Account withdrawn to the extent and in the manner provided in
      Section 15; (ii) if the cessation of employment is due to the optionee's retirement with the consent of the Corporation, the optionee may exercise a Stock Option subject to the original term of the Stock Option, within five years after the optionee shall so cease to be an employee, including any Stock Option granted under the Plan within the twelve (12) months preceding such retirement and, provided further, with respect to Stock Option grants which require the deposit by the optionee of optionee owned Corporate Common Stock as a condition to obtaining rights, any restrictions on the sale of shares issued in respect of any such Stock Option shall cease; and (iii) if the cessation of employment occurs within a twelve-month period from the date a Stock Option was vested in the optionee by the Committee at the date of grant for purposes of this subsection, and is due to termination of the optionee's employment by the Corporation after a change of control as described in Section 11 hereof, any Stock Option which was so vested shall become exercisable one year after the date of grant for a period of three months and, provided further, that with respect to Stock Option grants which require the deposit by the optionee of optionee owned Corporation Common Stock as a condition to obtaining rights, (a) said deposit requirement shall be terminated as of the date of cessation of employment and any such deposited stock shall be promptly returned to the optionee, (b) the total amount of the grant not previously forfeited or exercised shall be exercisable as set forth in this subsection (iii), and (c) any restrictions on the sale of shares issued in respect of any such Stock Option shall cease. Performance Units granted but not valued at the date of such retirement shall be valued at the end of the Performance Period as provided in
      Section 7. Such Performance Units may then be withdrawn in a proportionate amount equal to the percentage of the Performance Period completed to the date of such retirement. In the event of such a retirement, the optionee may withdraw amounts in the Performance Unit Account within such time period as the corresponding Non-Qualified Stock Option could have been exercised after the optionee's retirement.

      If an optionee ceases to be an employee of the Corporation or a subsidiary and the cessation of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Corporation, the Committee, in its sole discretion, may determine that (i) outstanding Stock Options of such optionee shall immediately vest and become exercisable, provided that no Stock Options may become exercisable as a result of such acceleration within one year of the date of grant; and (ii) the optionee may exercise a Stock Option, subject to the original term of the Stock Option, within two years after such optionee shall cease to be an employee.

      In the event an optionee is placed on an unpaid leave of absence, such optionee's Stock Option and right to withdraw amounts in the Performance Unit Account shall terminate, unless the Committee shall otherwise determine, at the expiration of three (3) months from the inception of the said leave of absence and all Performance Units granted but not valued at the inception of said leave of absence shall expire on such date.

      In the event an optionee is placed on an unpaid leave of absence and retires with the consent of the Corporation during such leave, and the Committee has determined not to terminate, in accordance with the preceding paragraph, the optionee's right to exercise a Stock Option, right to withdraw amounts in the Performance Unit Account, or the right to Performance Units granted but not valued at the date of the inception of said leave of absence, such optionee may exercise a Stock Option, subject to the original term of the Stock Option, within five years after the date of such retirement, including any Stock Option granted under the Plan within the twelve (12) months preceding such retirement, or withdraw amounts in the Performance Unit Account within such time period as the corresponding Stock Option could have been exercised after the optionee's retirement. Performance Units granted but not valued at the date of such retirement shall be valued at the end of the Performance Period as provided in Section 7. Such Performance Units may then be withdrawn in a proportionate amount equal to the percentage of the Performance Period completed to the date the optionee was placed on the unpaid leave of absence.

      Any question as to whether and when there has been a cessation of employment or a retirement with the consent of the Corporation shall be determined by the Committee, and its determination of such questions shall be final.


 15.  DEATH OF OPTIONEE

      If an optionee should die while in the employment of the Corporation or a subsidiary, any Stock Option theretofore granted to the optionee under this Plan may be exercised or amounts in the Performance Unit Account withdrawn by the person designated in such optionee's Last Will and Testament or, in the absence of such designation, by the optionee's estate, to the full extent that such Stock Option could have been exercised or amounts in the Performance Unit Account withdrawn by such optionee immediately prior to the optionee's death, provided the Stock Option is so exercised within two years of the optionee's death, and the amounts in the Performance Unit Account are withdrawn within three (3) months of the optionee's death.

      Performance Units granted but not valued at the date of the optionee's death shall be valued at the end of the Performance Period as provided in Section 7. Such Performance Units may then be withdrawn in a proportionate amount equal to the percentage of the Performance Period completed to the date of the optionee's death. Such amounts must be withdrawn by the designated person or estate from the Performance Unit Account within three (3) months of such valuation.

      With respect to Stock Option grants which require the deposit by the optionee of optionee owned Corporation Common Stock as a condition to obtaining rights, in the event an optionee should die while in the employment of the Corporation or a subsidiary, said Stock Options may be exercised as provided in the first paragraph of this Section 15, subject to the following special conditions: (i) any restrictions on the sale of shares issued in respect of any such Stock Option shall cease, (ii) any optionee owned Corporation Common Stock deposited by the optionee pursuant to said grant shall be promptly returned to the person designated in such optionee's Last Will and Testament or, in the absence of such designation, to the optionee's estate, and all requirements regarding deposit by the optionee shall be terminated, and (iii) the amounts of the Stock deemed to be exercisable immediately prior to the optionee's death shall be as follows: (a) zero, if the date of death is less than one year after the date of the grant; (b) one-third, if the date of death is one year after the date of the grant;
      (c) two-thirds, if the date of death is two years after the date of the grant; and (d) total amount, if the date of death is three years after the date of the grant.


 16.  AMENDMENTS TO PLAN

      The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan and, subject to the approval of the Board, may at any time terminate, modify or suspend the operation of the Plan; provided that no such modification shall, without the approval of the stockholders:

       (i) increase the maximum number of shares as to which Stock Options may be granted under this Plan either in the aggregate, for any fiscal year or to any one person, except as permitted by Section 3;

      (ii) permit the granting of any Stock Option under this Plan at a purchase price less than one hundred percent of the fair market value (determined as provided in Section 4) of the shares of common stock subject to such Stock Option at the date of the grant;

     (iii) shorten the period which must elapse between the granting of a Stock Option and the first accrual of rights to exercise such Stock Option;

      (iv) permit the exercise of a Stock Option unless full payment for the shares as to which the Stock
            Option is exercised is made at the time of exercise;

       (v) extend the term of a Stock Option after the grant of such Stock Option; or

      (vi)  expand the class of employees eligible to receive
            Stock Options.

      The Board of Directors shall have authority to cause the Corporation at its expense to take any action related to the Plan which may be required to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed by the Securities and Exchange Commission.


 17.  EFFECTIVE DATE

      This Plan shall become effective as of October 1, 1983, subject to the approval of the shareholders of the Corporation at the Annual Meeting on September 26, 1983, and shall expire (unless terminated earlier) as of September 30, 1988.


 18.  SECTION 16 OFFICERS

      With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.



Adopted by the shareholders on September 26, 1983
Amended June 25, 1984, July 22, 1985, October 28, 1985, June 23,
1986, February 23, 1987, March 1, 1987, July 27, 1987, December 14,
1987, and July 25, 1988, June 1, 1992 and June 27, 1994